Exhibit 99.(j)

                      [LETTERHEAD OF COHEN MCCURDY, LTD.]

                         Independent Auditor's Consent

The Board of Trustees of
   The Meeder Premier Portfolios

We consent to the use of our reports incorporated by reference herein dated August 16, 2004 on the financial statements of The Meeder Premier Portfolios (comprising the Defensive Equity Portfolio, the Growth Portfolio, the Aggressive Growth Portfolio and the Fixed Income Portfolio) as of June 30, 2004 and for the periods indicated therein and to the references to our firm under the headings "Financial Highlights" in each prospectus and "Other Services - Auditors" in the Statements of Additional Information.


/s/ Cohen McCurdy

Cohen McCurdy, Ltd.

Westlake, Ohio
October 26, 2004